UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONTINENTAL ALLOY WHEEL CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	N/A	27-4510216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6770 – Blank Checks	0001511800
(Standard Industrial Classification)	(Central Index Key)

c/o Befumo & Schaeffer, PLLC
1629 K Street, NW, Suite 300
Washington, DC 20006
 (Address of principal executive offices, including zip code)

(202) 973-0186
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 amends the Registration Statement on Form S-1, as amended, file number 333-173038 (the “Registration Statement”), originally filed with the Securities and Exchange Commission on March 24, 2011 by Continental Alloy Wheel Corporation (the “Company”).

The Company filed the Registration Statement to register 2,500,000 shares of its common stock, par value $0.001 per share, for sale by the Company in a direct public offering pursuant to Rule 419 of the Securities Exchange Act of 1933. The Commission declared the Registration Statement effective on February 14, 2012. Pursuant to the Registration Statement, the Company sold Two Million Two Hundred Thousand (2,200,000) shares of common stock to twenty-five shareholders (each an “Investor” and collectively the “Investors”) for total subscription proceeds of Twenty Two Thousand Dollars (US $22,000).  The Company has not used any of the subscription proceeds, and the amount remaining in trust is $22,000 (the “Trust Account Balance”).

Pursuant to Rule 419, if a consummated acquisition has not occurred by a date 18 months after the effective date of the initial registration statement (the “Deadline Date”), the Trust Account Balance shall be returned by first class mail or equally prompt means to the Investors within five business days following that date.

On July 22, 2013, the Company entered into an agreement for the acquisition of Starpoint General Corporation (“Starpoint”).  However, Howeverthe Company has been advised that there is insufficient time remaining before the Deadline Date to complete the acquisition of Starpoint in full compliance with Rule 419.  The Company shall therefore return the full amount of the Trust Account Balance by first class mail to the Investors within 5 business days of the filing of this Post-Effective Amendment Number 3.  Each Investor shall receive the full amount of his investment in the Company, without deduction.

Pursuant to the undertakings of the Registration Statement, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 3, all shares registered in the offering.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, DC, on this 6th day of August, 2013.

CONTINENTAL ALLOY WHEEL CORPORATION

By: /s/ Andrew J Befumo

Andrew J. Befumo, President, Director, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Andrew J Befumo	President, Director	August 6, 2013
Principal Executive Officer, Principal Financial Officer,
Principal Accounting Officer